EXHIBIT B to the Custody Agreement Fund Names Separate Series of PFS Funds

Name of Series Wireless Fund Castle Focus Fund Bretton Fund Christopher Weil & Company Core Investment Fund NWM Momentum Fund Triad Small Cap Value Fund Ensemble Fund Taylor Frigon Core Gowth Fund

12/2016 - Taylor Frigon

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